SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
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/x/	Preliminary Proxy Statement
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/ /	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
ELECTRONIC PROCESSING, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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/x/	No fee required.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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[LOGO]

NOTICE OF ANNUAL MEETING

on

JUNE 7, 2000

and

PROXY STATEMENT

[LOGO]

May 5, 2000

Dear Shareholder:

The Annual Meeting of Shareholders of Electronic Processing, Inc. will be held at 10:00 a.m., local time, on Wednesday, June 7, 2000, at the Fairmont Hotel, 401 Ward Parkway, Kansas City, Missouri 64112. The enclosed notice of the meeting and proxy statement contain detailed information about the business to be transacted at the meeting.

On behalf of the Board of Directors and Management of the Company, I cordially invite you to attend the Annual Meeting of Shareholders.

The prompt return of your Proxy in the enclosed business reply envelope or voting by telephone or via the Internet (as described in the Proxy card) will help insure that as many shares as possible are represented at the Annual Meeting.

I personally look forward to seeing you at the Annual Meeting.

Sincerely,

ELECTRONIC PROCESSING, INC.

[SIGNATURE]

Tom W. Olofson
Chairman and
Chief Executive Officer

ELECTRONIC PROCESSING, INC.
501 Kansas Avenue
Kansas City, Kansas 66105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on June 7, 2000

TO THE SHAREHOLDERS OF ELECTRONIC PROCESSING, INC.

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Electronic Processing, Inc. (the "Company") will be held at the Fairmont Hotel, 401 Ward Parkway, Kansas City, Missouri 64112 at 10:00 a.m., local time, on Wednesday, June 7, 2000, for the following purposes:

  1.
  To elect four Directors to the Board of Directors of the Company, each for a term of one year and until their successors are elected and qualified;

  2.
  To consider a proposal to amend the Company's Articles of Incorporation to increase the number of authorized shares of common stock from 10,000,000 to 20,000,000;

  3.
  To consider a proposal to amend the Company's Articles of Incorporation to change the Company's name to EPIQ Systems, Inc.

  4.
  To consider a proposal to amend the 1995 Stock Option Plan to increase the number of shares of common stock available for issuance under the plan from 500,000 to 800,000;

  5.
  To transact such other business as may properly come before the meeting or any adjournment thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    Only shareholders of record at the close of business on April 18, 2000, are entitled to notice of and to vote at the meeting or any adjournment thereof. On April 18, 2000, the record date for the Annual Meeting, there were 4,645,868 shares of Common Stock outstanding. Each outstanding share is entitled to one vote.

    The Board of Directors of the Company encourages you to sign, date and promptly mail the proxy in the enclosed postage prepaid envelope or to vote by telephone or via the Internet (as described in the proxy card), regardless of whether or not you intend to be present at the Annual Meeting. You are urged, however, to attend the Annual Meeting.

                      By Order of the Board of Directors

                      Janice Katterhenry
                      Secretary

Kansas City, Kansas
May 5, 2000

ELECTRONIC PROCESSING, INC.

501 Kansas Avenue
Kansas City, Kansas 66105

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
To be held Wednesday, June 7, 2000
SOLICITATION AND REVOCABILITY OF PROXIES

    This Proxy Statement and the enclosed proxy card (the "Proxy") are furnished to the shareholders of Electronic Processing, Inc., a Missouri corporation (the "Company"), in connection with the solicitation of proxies by the Company for use at the Company's Annual Meeting of Shareholders, and any adjournments or postponement thereof (the "Annual Meeting"), to be held at the Fairmont Hotel, Kansas City, Missouri at 10:00 a.m., local time, on Wednesday, June 7, 2000. The mailing of this Proxy Statement, the Proxy, the Notice of Annual Meeting and the accompanying 1999 Annual Report to Shareholders is expected to commence on May 5, 2000.

    You are requested to vote your shares by following the instructions on the Proxy for voting by telephone or via the Internet or by completing, signing and returning the Proxy promptly in the enclosed postage prepaid envelope. Your Proxy may be revoked by written notice of revocation delivered to the Secretary of the Company, by executing and delivering a later dated Proxy or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not constitute a revocation of your Proxy unless you vote in person at the Annual Meeting or deliver an executed and later dated Proxy. Proxies duly executed and received in time for the Annual Meeting will be voted in accordance with the shareholders' instructions. If no instructions are given, Proxies will be voted as follows:

  a.
  to elect Tom W. Olofson, Christopher E. Olofson, Robert C. Levy and W. Bryan Satterlee as Directors to serve for one-year terms until the 2001 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;

  b.
  to amend the Company's Articles of Incorporation to increase the number of authorized shares of common stock to 20,000,000;

  c.
  to amend the Company's Articles of Incorporation to change the Company's name to EPIQ Systems, Inc.;

  d.
  to amend the 1995 Stock Option Plan to increase the number of shares of common stock available for issuance under the plan to 800,000; and

  e.
  in the discretion of the proxy holder as to any other matter coming before the Annual Meeting.

OUTSTANDING VOTING SECURITIES OF THE COMPANY

    Only the holders of record of shares of Common Stock as of the close of business on April 18, 2000, are entitled to vote on the matters to be presented at the Annual Meeting, either in person or by proxy. At the close of business on April 18, 2000, there were outstanding and entitled to vote a total of 4,645,868 shares of Common Stock, constituting all of the outstanding voting securities of the Company.

    The presence at the Annual Meeting, in person or by proxy, of the holders of at least a majority of the shares of Common Stock as of the record date is necessary to constitute a quorum. Each share of Common Stock is entitled to one vote for each director to be elected and upon all other matters to be brought to a vote of the shareholders at the Annual Meeting. The affirmative vote of a plurality of the shares of Common Stock present or represented at the Annual Meeting is required to elect the directors. The affirmative vote of a majority of the shares of Common Stock present or represented at the Annual Meeting is required to approve the proposed amendment to the 1995 Stock Option Plan. The vote by the holders of a majority of all outstanding shares of Common Stock is required to approve the proposed amendments to the Articles of Incorporation to increase the number of authorized shares of Common Stock and to change the name of the Company. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum at the Annual Meeting, but have the effect of a negative vote on the proposals to amend the Articles of Incorporation to increase the number of authorized shares of Common Stock and to change the name of the Company and on the proposal to amend the 1995 Stock Option Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock as of April 18, 2000, for (i) each director and nominee for election as a director of the Company; (ii) each executive officer named in the Summary Compensation Table, (iii) all directors and executive officers as a group, and (iv) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares. Except pursuant to applicable community property laws or as otherwise indicated, each shareholder has sole voting and investment power with respect to the shares beneficially owned.

Name and Address of Beneficial Owner	Number of Shares		Percentage Owned
Named Executive Officers and Directors(1)
Tom W. Olofson	1,400,000	(2)	30.2%
Christopher E. Olofson	249,500	(3)	5.4%
Robert C. Levy	23,500	(4)	*
W. Bryan Satterlee	12,500	(5)	*
Richard A. Winegar	4,000	(6)	*
All directors and executive officers as a group (11 persons)	1,703,900	(7)	36.7%
5% Shareholders(8)
Ashford Capital Management	370,700	(9)	8.0%
P.O. Box 4172
Wilmington, DE 19807

*
Less than 1%

(1)
The address of all of the named individuals is c/o Electronic Processing, Inc., 501 Kansas Avenue, Kansas City, Kansas 66105.

(2)
Excludes 40,500 shares owned by Mr. Olofson's adult son, Scott W. Olofson, as to which shares Mr. Olofson disclaims beneficial ownership.

(3)
Includes 170,000 shares of Common Stock issuable upon exercise of options that are currently exercisable.

(4)
Includes 1,000 shares of Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days. Excludes 4,000 shares of Common Stock issuable upon exercise of options held by Mr. Levy that are not currently exercisable and will not become exercisable within 60 days.

(5)
Includes 5,500 shares of Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days. Excludes 7,000 shares of Common Stock issuable upon exercise of options held by Mr. Satterlee that are not currently exercisable and will not become exercisable within 60 days.

(6)
Consists of shares of Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days.

(7)
Includes 192,400 shares of Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days. Excludes 74,600 shares of Common Stock issuable upon exercise of options held by directors and executive officers that are not currently exercisable and will not become exercisable within 60 days.

(8)
Excludes 5% shareholders listed above as executive officers or directors.

(9)
Based on the Schedule 13G filed by Ashford Capital Management.

ELECTION OF DIRECTORS

    At the Annual Meeting, the shareholders will elect four directors to hold office for one year terms ending at the Company's 2001 Annual Meeting of Shareholders and until their successors are duly elected and qualified. It is intended that the names of the nominees listed below will be placed in nomination at the Annual Meeting to serve as directors and that the persons named in the Proxy will vote for their election. All nominees listed below are currently members of the Board of Directors. Each nominee has consented to being named in this Proxy Statement and to serve if elected. If any nominee becomes unavailable to serve as a director for any reason, the shares represented by the Proxies will be voted for the person, if any, designated by the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unavailable to serve.

    The nominees for directors of the Company, as well as certain information about them, are as follows:

Name	Age	Position
Tom W. Olofson*	58	Chairman, Chief Executive Officer, and Director
Christopher E. Olofson	30	President, Chief Operating Officer, and Director
Robert C. Levy*	53	Director
W. Bryan Satterlee*	65	Director

*
Member of Audit Committee

    Tom W. Olofson led a private investor group that acquired the Company in July 1988, and has served as Chief Executive Officer and Chairman of the Board since that time. During his business career, Mr. Olofson has held various management positions with Xerox Corporation and was a Senior Vice President and member of the Office of the President of Marion Laboratories, Inc. Mr. Olofson is a director of Saztec International, Inc., a provider of information management services, and also serves as a director of various private companies in which he is an investor. He earned a BBA from the University of Pittsburgh in 1963, and is currently a member of the Board of Visitors of the Katz Graduate School of Business at the University of Pittsburgh. He is the father of Christopher E. Olofson.

    Christopher E. Olofson joined the Company as a Vice President in June 1993, and was a part-time employee of the Company from 1988 to 1993. In January 1994, he was named Senior Vice President—Operations, and became Executive Vice President and a member of the Board of Directors effective January 1, 1995. Effective July 1, 1996, Mr. Olofson also assumed the duties of Chief Operating Officer, and effective October 1, 1998, Mr. Olofson was named President of the Company. He earned an AB degree from Princeton University in 1992, summa cum laude. He was named a Fulbright Scholar, and he completed a one-year program of study at the Stanford University Center in Taipei, Taiwan in 1993. He is the son of Tom W. Olofson.

    Robert C. Levy is a director, shareholder and executive committee member of the law firm of Seigfreid, Bingham, Levy, Selzer & Gee, P.C. in Kansas City, Missouri. He has been a Director of the Company since July 1988. He earned a BS from Northwestern University in 1968, and a JD from the University of California at Berkeley in 1971. Mr. Levy formerly was Chairman of the Board of Directors of Blue Cross and Blue Shield of Kansas City.

    W. Bryan Satterlee was elected to the Company's Board of Directors in February 1997. Mr. Satterlee has been a partner since 1989 in NorthEast Ventures, a consulting firm based in Hartford, Connecticut which specializes in business development services for and evaluations of technology-based venture companies. He has extensive general management and marketing experience in technology-based firms. Mr. Satterlee's background includes ten years of management experience with IBM, as well as having been a founder of a computer leasing/software business, telecommunications company and a venture investment services business. He earned a BS in 1956 from Lafayette College.

    The Board of Directors recommends a vote FOR the election of the nominees for director named above.

BOARD MEETINGS AND COMMITTEES

    During 1999, the Board of Directors met four times. Each director attended all of the meetings of the Board of Directors and the committees on which he served.

    The Audit Committee of the Board of Directors consists of Tom W. Olofson, Robert C. Levy, and W. Bryan Satterlee. The function of the committee is to make recommendations concerning the selection each year of independent auditors of the Company, to review the effectiveness of the Company's internal auditing methods and procedures, to determine through discussions with the independent auditors whether any instructions or limitations have been placed upon them in connection with either the scope of the audit or its implementation, to review the financial statements and related notes with the independent auditors to ensure such statements and notes fully disclose all material affairs of the Company, and to recommend approval or non-approval of such financial statements and related notes. The Audit Committee met once in 1999. The Company does not have a nominating or compensation committee.

    The Company pays its non-employee directors a fee of $750 per quarter and $750 per Board meeting attended. Effective January 1, 2000, the Company will pay its non-employee directors a fee of $1,250 per quarter and $1,250 per Board Meeting attended. The Company also reimburses non-employee directors for out-of-pocket expenses incurred in attending those meetings. In 1997, the Company granted W. Bryan Satterlee a 10-year option to acquire 7,500 shares of Common Stock at an exercise price of $3.50 per share, which vests 20% per year over five years. In 1999, the Company granted Robert C. Levy and W. Bryan Satterlee each a 10-year option to acquire 5,000 shares of Common Stock at an exercise price of $8.25 per share, which vests 20% per year over five years.

Section 16(a) Beneficial Ownership Reporting Compliance

    The Company is required to identify any director or officer who failed to file timely a report with the Securities and Exchange Commission required under Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") relating to ownership and changes in ownership of the Company's Common Stock. The required reports consist of initial statements on Form 3, statements of changes on Form 4 and annual statements on Form 5. Based solely upon a review of reports filed under Section 16(a) of the Exchange Act and certain written representations of directors and officers of the Company, the Company is not aware of any director, officer or 10% or greater beneficial owner of Common Stock who failed to file on a timely basis any report required by Section 16(a) of the Exchange Act for calendar year 1999.

EXECUTIVE COMPENSATION

    The following table sets forth the cash and other compensation paid in 1999, 1998, and 1997 to the Company's Chief Executive Officer and each other executive officer of the Company who earned in excess of $100,000 in 1999 (the "Named Executive Officers").

Summary Compensation Table

	Annual Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation(1)	All Other Compensation(2)
Tom W. Olofson	1999	$100,102	$50,000	$2,684	$11,391
Chairman/CEO	1998	100,114	0	2,688	11,026
	1997	100,489	0	31,573	11,537
Christopher E. Olofson	1999	150,108	25,000	3,063	6,000
President/COO	1998	138,102	0	3,063	6,000
	1997	120,101	0	2,754	3,600
Richard A. Winegar	1999	100,108	0	6,000	1,350
Senior Vice President
Chapter 13 Services

(1)
Includes for Tom W. Olofson $28,562 in 1997 for payment of annual life insurance premiums on policies owned by Tom W. Olofson, which designate Jeanne H. Olofson, his wife, as the beneficiary; and $2,684 in 1999, $2,688 in 1998 and $3,045 in 1997 for personal use of a Company automobile. Includes for Christopher E. Olofson $3,063 for 1999, $3,063 for 1998 and $2,754 for 1997 for personal use of a Company automobile. Includes for Richard A. Winegar $6,000 automobile allowance in 1999.

(2)
Includes for Tom W. Olofson $5,391 in 1999, $5,026 in 1998 and $6,789 in 1997 for group insurance and $6,000 in 1999, $6,000 in 1998 and $4,748 in 1997 for Company matching contributions under the 401(k) plan. Includes for Christopher E. Olofson $6,000 in 1999, $6,000 in 1998 and $3,600 in 1997 for Company matching contributions under the 401(k) plan. Includes for Richard A. Winegar $1,350 in 1999 for Company matching contributions under the 401(k) plan.

    The Company does not have a long-term incentive compensation plan.

Stock Options

    The following table sets forth information concerning stock option grants made to the Named Executive Officers in the year ended December 31, 1999:

Option Grants

Number of Securities Underlying Options Granted (#)
% of Total Options Granted to Employees in Fiscal Year
				Exercise Price ($/sh)		Expiration Date
Name
Individual Grants

Tom W. Olofson	—	—			—	—
Christopher E. Olofson	20,000 20,000	15.1 15.1	% %	$ $	8.25 10.75	04/27/09 12/10/09
Richard A. Winegar	1,000	1.8%			$10.75	12/10/09

    The following table sets forth information concerning stock options exercised by the Named Executive Officers during the year ended December 31, 1999, and the number of shares and the value of options outstanding as of December 31, 1999, for each Named Executive Officer:

Aggregate Option Exercises and
Option Values as of December 31, 1999

			Number of Securities Underlying Unexercised Options at 12/31/99(#)
					Value of Unexercised In-The-Money Option at 12/31/99($)(1)
Name	Shares Acquired on Exercise(#)	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Tom W. Olofson	—	—	—	—	—	—
Christopher E. Olofson	—	—	170,000	—	$1,210,000	—
Richard A. Winegar	—	—	4,000	17,000	$24,500	$102,250

(1)
Based on the closing sales price of the Common Stock on the Nasdaq National Market of $15.00 per share on December 31, 1999, less the exercise price.

EXECUTIVE OFFICERS

    Officers are elected on an annual basis by the Board of Directors and serve at the discretion of the Board. The executive officers of the Company, as well as certain biographical information about them are as follows:

Name	Age	Position
Tom W. Olofson*	58	Chairman, Chief Executive Officer, and Director
Christopher E. Olofson*	30	President, Chief Operating Officer, and Director
Albert T. Annillo	49	Senior Vice President—Industry Relations
Revé Butler	49	Vice President—Human Resources—Bankruptcy Services
Hinda S. Gilbert	62	Vice President & General Manager—e-Commerce Services
Janice E. Katterhenry	43	Vice President, Chief Financial Officer and Corporate Secretary
Thomas L. Layton	56	Vice President—Chapter 7 Operations
Sally D. MacDonald	53	Vice President—Human Resources—e-Commerce Services
Richard A. Winegar	59	Senior Vice President—Chapter 13 Services

*
Information is provided under the heading "Election of Directors" above for Tom W. Olofson and Christopher E. Olofson. Information relating to the Company's other executive officers with respect to their principal occupations and positions during the past five years is as follows:

    Albert T. Annillo has been Senior Vice President since January 1995. Mr. Annillo joined the Company in October 1992 as a corporate Vice President. He was Assistant Director, Executive Office for United States Trustees, Department of Justice, Washington, D.C. for six years before his association with the Company. He earned an MBA and an MED from William Patterson College in 1975 and 1979, respectively.

    Revé M. Butler joined the Company as Vice President—Human Resources—Bankruptcy Services in June 1998. During 1998, Ms. Butler was Human Resources Manager in the corporate office at Sprint Corp. She was Human Resources Manager for Investors Fiduciary Trust Company from 1986 to 1998. Ms. Butler has a BS in Business Administration from Culver Stockton College, and an MS in Counseling from Central Missouri State University.

    Hinda S. Gilbert joined the Company as Vice President & General Manager—e-Commerce Services on March 17, 2000, as a result of the Company's acquisition of PHiTECH, Inc., a software company based in San Francisco. Ms. Gilbert was President and CEO of PHiTECH since its inception in August 1985. Ms. Gilbert earned a BS degree from Purdue University, a MA from Northeastern Illinois University, and an MBA from DePaul University.

    Janice E. Katterhenry joined the Company in August 1999 as Vice President, Chief Financial Officer and Corporate Secretary. She was with Syntro Corporation, a bio-technology company focusing on animal health from 1987-1997, where she served as their Chief Accounting Officer and Vice-President Finance of the wholly owned subsidiary SyntroVet Inc. From 1997 until joining the Company she was an independent financial consultant. Ms. Katterhenry has a BSBA from Kansas State University and a MS in Accounting from University of Missouri-Kansas City. Ms. Katterhenry has her Certified Public Accountant certificate.

    Thomas L. Layton joined the Company as Vice President—Chapter 7 Services in September 1999. Prior to joining the Company he was a Vice President and General Manager for Automatic Data Processing, Inc. from 1989 to 1999. Mr. Layton has a BA degree from St. Mary's College, Winona, Minnesota.

    Sally D. MacDonald rejoined the Company as Vice President—Human Resources—e-Commerce Services on April 11, 2000. Ms. MacDonald was Vice President Human Resources for the Company from 1996 to 1998, at which point she relocated to the San Francisco area for personal reasons. Ms. MacDonald earned a BS in Business Administration from the University of San Francisco in 1984.

    Richard A. Winegar joined the Company in October 1998 as a Senior Vice President. Mr. Winegar was previously President of CFDS Limited, a Toronto based subsidiary of Boston Financial Data Services from 1994 to 1997, and Executive Vice President/Chief Operations Officer with Investors Fiduciary Trust Company from 1981 to 1994, a Kansas City based unit of State Street Corporation. Mr. Winegar earned a BS from Central Missouri State University.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The Company has an operating lease for its corporate headquarters, which expires in February 28, 2001, with options to extend the lease to February 28, 2011. Tom W. Olofson holds a 50% interest, as a general partner, in T & J Investment Company, a Kansas general partnership ("T & J Investment Company") that leases this facility to the Company. The lease requires the Company to pay all executory costs (property taxes, maintenance and insurance). The Company made rental payments to T & J Investment Company under this lease of $154,000 and $157,800 for calendar years 1998 and 1999, respectively.

PROPOSAL TO INCREASE THE COMPANY'S AUTHORIZED COMMON STOCK

    The Company is currently authorized to issue 10,000,000 shares of common stock, par value $.01 per share. The Company's Board of Directors recommends that the Company's shareholders approve an amendment (the "Share Amendment") to the Company's Articles of Incorporation that would increase the authorized shares of the Company's Common Stock from 10,000,000 shares to 20,000,000 shares. If the Share Amendment is approved by the Company's shareholders, the first paragraph of ARTICLE THIRD of the Company's Articles of Incorporation, as amended, will read as follows:

      THIRD.  The total number of shares of all classes of stock which the corporation shall have the authority to issue is Twenty-two Million (22,000,000) consisting of Twenty Million (20,000,000) shares of Common Stock, $0.01 par value per share, and Two Million (2,000,000) shares of Preferred Stock, $1.00 par value per share.

    The Company proposes to increase the number of authorized shares of its Common Stock to 20,000,000 shares to provide additional shares for general corporate purposes, including stock dividends and splits, raising additional capital, issuances pursuant to employee stock and option plans and possible future acquisitions. The Company's officers from time to time engage in discussions with other businesses concerning the possible acquisition of such companies by the Company. There are no present plans, understandings, or agreements, however, for issuing shares of Common Stock from the currently authorized shares of Common Stock or the additional shares of stock proposed to be authorized pursuant to the Amendment, although acquisitions may in the future be made by an exchange of stock. The Board of Directors believes that an increase in the total number of shares of authorized common stock will better enable the Company to meet its future needs, and give it greater flexibility in responding quickly to advantageous business opportunities. The proposed increase will also provide additional shares for corporate purposes generally.

    The Company's issuance of shares of Common Stock, including the additional shares that will be authorized if the proposed Share Amendment is adopted, may dilute the present equity ownership position of current holders of Common Stock and may be made without shareholder approval, unless otherwise required by applicable laws.

    The Board of Directors believes that, as proposed, the approval of the Share Amendment is in the best interests of the shareholders of the Company. Approval of this proposal requires a vote in favor of the Share Amendment by the holders of a majority of the Company's outstanding shares of Common Stock.

The Board of Directors recommends that shareholders vote FOR the proposal to amend the Company's Articles of Incorporation to increase the
Company's authorized shares of Common Stock.

PROPOSAL TO CHANGE THE COMPANY'S NAME

    The Company's Board of Directors recommends that the Company's shareholders approve an amendment (the "Name Amendment") to the Company's Articles of Incorporation that would change the name of the Company to "EPIQ Systems, Inc." If the Name Amendment is approved by the Company's shareholders, ARTICLE FIRST of the Company's Articles of Incorporation, as amended, will read as follows:

    FIRST.  The name of the corporation is: EPIQ Systems, Inc.

    In light of the acquisition of PHiTECH, Inc., the Company's management concluded that it is appropriate to change the Company's name to EPIQ Systems, Inc. Management's conclusion is based upon its belief that the name "EPIQ Systems" is more conducive to the advanced technology markets in which the Company operates today and the new markets the Company intends to penetrate moving forward.

    The Board of Directors believes that, as proposed, the approval of the Name Amendment is in the best interests of the shareholders of the Company. Approval of this proposal requires a vote in favor of the Name Amendment by the holders of a majority of the Company's outstanding shares of Common Stock.

The Board of Directors recommends that shareholders vote FOR the proposal to amend the Company's Articles of Incorporation to change the name of the Company to "EPIQ Systems, Inc."

PROPOSAL TO AMEND THE 1995 STOCK OPTION PLAN

    In accordance with the terms of the Company's 1995 Stock Option Plan (the "1995 Plan"), the Board of Directors, by resolutions adopted March 2, 2000, amended the 1995 Plan to increase the maximum number of shares of Common Stock that may be issued upon the exercise of stock options granted under the 1995 Plan from 500,000 to 800,000. Shareholder approval of the amendment is required for it to become effective.

General

    The 1995 Plan was adopted by the Board of Directors on October 17, 1995 and approved by the shareholders of the Company on that day. As adopted, the 1995 Plan provided that options to purchase a maximum of 270,000 shares of Common Stock may be granted. The shareholders approved an amendment to the 1995 Plan in 1998 to increase the maximum number of shares of Common Stock to 500,000. The Board of Directors has amended the 1995 Plan to increase the maximum number of shares of Common Stock available for stock options granted thereunder to 800,000.

    It is the Company's policy to have all employees participate in the 1995 Stock Option Plan, as the Company views the 1995 Stock Option Plan as an integral part of the overall compensation of employees. The Company's current practice is to grant stock options to all employees after completing an initial period of employment. The increase in the maximum number of shares under the 1995 Plan is necessitated by the growth in the number of employees as a result of several acquisitions, the general Company growth and the grant of additional stock options to existing employees and others as previously granted stock options vest and become exercisable.

    As of April 10, 2000, 19,600 shares had been issued upon the exercise of options granted under the 1995 Plan (including 2,000 shares issued to executive officers and directors as a group), options for 74,250 shares had been cancelled under the 1995 Plan and options for 446,900 shares were outstanding under the 1995 Plan. Shares not purchased under an option prior to its forfeiture, surrender, termination, expiration, cancellation or exchange are available for future grants under the 1995 Plan. As of April 10, 2000, the fair market value of shares subject to outstanding options under the 1995 Plan was $4,804,175, based on the closing price of the Common Stock as reported on the Nasdaq National Market on that date. For information with respect to options to purchase shares of Common Stock received by the Company's Named Executive Officers under 1995 Plan, see "Executive Compensation—Stock Options."

Purpose

    The purposes of the 1995 Plan are to closely associate the interests of the directors, officers and all other employees of the Company with the interests of the shareholders by reinforcing the relationship between participants' rewards and shareholder gains; provide directors, officers and all other employees with an equity ownership in the Company commensurate with corporate performance, as reflected in increased shareholder value; maintain competitive compensation levels; and provide an incentive to officers and all other employees for continuous employment with the Company.

Administration

    The 1995 Plan is administered by the Board of Directors. The Board of Directors has the authority in its sole discretion, subject to the express provisions of the 1995 Plan, to administer the 1995 Plan and to exercise all the powers and authorities either specifically granted to it under the 1995 Plan or necessary or advisable in administration of the 1995 Plan, including, without limitation, the authority to grant options, to determine the persons to whom and the time or times at which options will be granted, to determine the type and number of options to be granted and the terms, conditions and restrictions relating to any option, to construe and interpret the 1995 Plan, to prescribe rules and regulations relating to the 1995 Plan, and to make all other determinations deemed necessary or advisable for the administration of the 1995 Plan.

Securities Offered Under the 1995 Plan

    The shares of Common Stock to be purchased upon the exercise of options under the 1995 Plan will be issued from either authorized and unissued shares of Common Stock or any issued shares of Common Stock reacquired by the Company. If an option terminates or expires without a distribution in full of shares to the optionee, the shares of Common Stock with respect to the unexercised portion of the option will again be available for grants of options under the 1995 Plan.

Eligibility

    Persons eligible for the grant of options under the 1995 Plan are the officers, directors and employees of the Company and other persons responsible for the success of the Company in the sole discretion of the Board of Directors. The Board of Directors determines those persons to whom and the time or times at which options will be granted, the type and number of options to be granted and the terms, conditions and restrictions relating to any option. There are, however, no requirements imposed by the 1995 Plan with respect to the persons to be granted options or the number of options to be granted to any persons, other than the maximum number of shares available for issuance upon the exercise of options under the 1995 Plan.

Option Price

    Stock options granted under the 1995 Plan are evidenced by a written stock option agreement ("Option Agreement") in such form and containing such terms and conditions as the Committee from time to time approves, subject to the 1995 Plan. Each Option Agreement states the number of shares to which it relates, whether the option constitutes an incentive stock option ("ISO") qualified under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or a non-qualified stock option ("NSO"), and the option price. Under the 1995 Plan, the option price may not be less than 85% of the fair market value of the Common Stock on the date of grant of the option for an NSO and not less than 100% of the fair market value of the Common Stock on the date of grant for an ISO. In the case of an ISO granted to a person owning more than 10% of the voting stock of the Company, the option price may not be less than 110% of the fair market value of the Common Stock on the date of grant. The fair market value of the Common Stock as of a particular date means the last reported sales price or the closing bid price of a share of Common Stock on the day on which the option is granted.

Payment for Common Stock Subject to Options

    Payment for Common Stock purchased upon the exercise of options granted under the 1995 Plan is to be made in full, at the time of exercise (i) in cash, or (ii) in shares of Common Stock already owned by the optionee having a fair market value equal to the option exercise price, or (iii) in a combination of cash and shares of Common Stock. All required state and federal withholding taxes are also payable by the optionee.

Term and Exercise of Options

    The Board of Directors has discretion to determine the term of an option, except that an option may not be exercised more than 10 years after its date of grant. In the case of an ISO granted to a person owning more than 10% of the voting stock of the Company, the term may not exceed five years from the date of grant. Options may be exercised in full at any time or in part from time to time in accordance with the 1995 Plan and the provisions of any applicable Option Agreement. The Board of Directors may require in its discretion that any option granted becomes exercisable only in installments or after some minimum period of time, or both. Options may not be transferred by an optionee except by will or the laws of descent and distribution and are exercisable during the lifetime of an optionee only by the optionee or the optionee's guardian or legal representatives.

    With respect to ISOs, the aggregate fair market value (determined as of the date the ISO is granted) of the shares of Common Stock with respect to which ISOs granted under this 1995 Plan and all other plans of the Company become exercisable for the first time by an optionee during any calendar year may not exceed $100,000.

Effect of Termination of Employment, Disability, Death

    On the optionee's termination of employment with the Company for any reason other than death, disability or termination for cause, the optionee will have the right to exercise the unexercised option, or portion thereof, at any time within three months after termination. On the optionee's termination of employment with the Company by reason of death or disability, the option may be exercised at any time within one year after termination. In the event of the death of an optionee, the executors, administrators, legatees or distributees of the estate of such optionee, and in the event of an optionee's disability, the guardian or legal representatives of the optionee, have the right to exercise the option.

Certain Adjustments

    Options granted under the 1995 Plan are subject to adjustment by the Board of Directors as to the number and price of shares subject to the options in the event of changes in the outstanding shares of Common Stock by reason of stock dividends, stock splits, recapitalization, reorganizations, mergers, consolidations, combinations, exchanges or other relevant changes in capitalization occurring after the date of grant of any option. In the event of any such change in the outstanding shares of Common Stock, the aggregate number of shares available under the 1995 Plan will be appropriately adjusted by the Board of Directors, whose determination will be conclusive.

Duration, Termination and Amendment of the 1995 Plan

    The Board of Directors may at any time alter, amend, suspend or terminate the 1995 Plan in whole or in part, except that no amendment may adversely affect any of the rights of any optionee, without the optionee's consent, under any option then outstanding under the 1995 Plan. The power to grant options under the 1995 Plan will automatically terminate 10 years following the adoption of the 1995 Plan, or October 16, 2005. If the 1995 Plan is terminated, any unexercised options will continue to be exercisable in accordance with their terms and the terms of this 1995 Plan in effect immediately prior to such termination.

Certain Federal Income Tax Consequences

    The following discusses certain of the federal income tax consequences associated with (i) the grant of a stock option under the 1995 Plan, (ii) the exercise of options, and (iii) the disposition of shares received upon the exercise of an option.

    Non-Qualified Stock Options.  The grant of an NSO (including any option that exceeds the limitations on incentive stock options described below) to an optionee will not be a taxable event. Accordingly, the optionee will not be subject to any income tax consequences with respect to an NSO until the option is exercised. Upon the exercise of an NSO, the optionee generally will recognize ordinary income equal to the "spread" between the exercise price and the fair market value of the Common Stock on the date of exercise. Generally, the Company will be entitled to a federal income tax deduction in the amount of the "spread" recognized by the optionee as ordinary income.

    On the delivery by an optionee of shares of Common Stock already owned by the optionee as payment for the exercise price of an NSO, the number of shares received on exercise of the option equal to the number of shares of Common Stock surrendered is a tax-free exchange with no resulting recognition of income to the optionee. Any additional shares the optionee receives on exercise of the option in excess of the number of shares surrendered will be recognized by the optionee as ordinary compensation income in an amount equal to the fair market value of such shares. The tax basis of the shares received on surrender of the previously owned shares of Common Stock is the tax basis of the shares so surrendered, and the tax basis of the additional shares received is the amount recognized as ordinary compensation income by the optionee, that is, the fair market value of such additional shares.

    The payment by an optionee of the exercise price of an NSO by means of surrender of the existing option will result in the optionee recognizing ordinary compensation income on the "spread" between the exercise price of the option surrendered and the fair market value of the shares of Common Stock on the date of exercise. Generally, the Company will be entitled to a deduction in the amount of this "spread." The tax basis of the shares of Common Stock the optionee receives on exercise will be the fair market value of such shares on the date of exercise.

    The amount and character (whether long-term or short-term) of any gain or loss realized on a subsequent disposition of Common Stock by the optionee generally will depend on, among other things, whether such disposition occurred before or after such Common Stock vested, whether an election under Code Section 83(b) with respect to such shares had been made, and the length of time such shares were held by the optionee.

    Incentive Stock Options.  Under the Code, incentive stock options may be granted only to employees of the Company. There are no federal income tax consequences associated with the grant of the option to an employee. However, in contrast to the exercise of an NSO, the exercise of an ISO will not cause an employee to recognize taxable income for federal income tax purposes. If the employee holds the shares acquired upon exercise of the ISO for a minimum of two years from the date of the grant of the ISO, and for at least one year after exercise, any gain realized on the subsequent sale or exchange of the shares generally will be treated as long-term capital gain. If the shares are sold or otherwise disposed of prior to the expiration of those periods (a "disqualifying disposition"), then a portion of any gain recognized by the employee which would otherwise be characterized as capital gain will instead be taxable as ordinary income, and the Company would be entitled to a federal income tax deduction in that amount. The amount of gain that would be characterized as ordinary income will not exceed an amount equal to the excess of (i) the fair market value of such shares as of the date the option was exercised over (ii) the amount paid for such shares. Any loss recognized upon a taxable disposition of the shares generally will be characterized as a capital loss.

    On the delivery by an optionee of shares of Common Stock already owned by the optionee as payment of the exercise price of an ISO, the number of shares received on exercise of the ISO equal to the shares of the Common Stock surrendered is a tax-free exchange with no resulting recognition of income to the optionee. Any additional shares the optionee receives on exercise of the ISO in excess of the number of shares surrendered will be treated as the exercise of an ISO and will not cause the optionee to recognize taxable income for regular income tax purposes. The tax basis of the shares received on surrender of the previously owned shares of Common Stock is the tax basis of the shares so surrendered, and the basis of any additional shares received on exercise of the ISO is the amount of any cash or other property paid on such exercise. However, if stock received on exercise of an ISO is used in connection with the exercise of an ISO when the holding period with respect to such stock is not met, such use will be considered a disqualifying disposition.

    The payment by an optionee of the exercise price of an ISO by means of surrender of such ISO will result in the optionee recognizing ordinary compensation income on the spread between the exercise price and the fair market value with respect to that number of options so surrendered less the number of options exercised for shares. Generally, the Company will be entitled to a deduction in the amount of this "spread." The tax basis of the shares of Common Stock the optionee receives on exercise of the option in this manner will be the amount paid for such shares.

    The Board of Directors believes that, as proposed, the approval of the amendment to the 1995 Plan is in the best interests of the shareholders of the Company. Approval of this proposal requires a vote in favor of the amendment by the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting.

The Board of Directors recommends that shareholders vote FOR the proposal to amend the Company's Stock Option Plan to increase the number of shares of Common Stock available for the grant of stock options thereunder.

2001 SHAREHOLDER PROPOSALS

    Proposals of shareholders intended to be presented at the Annual Meeting of shareholders to be held in 2001 must be received by the Secretary of the Company, at Electronic Processing, Inc., 501 Kansas Avenue, Kansas City, Kansas 66105-1309, no later than January 7, 2001, to be eligible for inclusion in the Company's Proxy Statement and proxy related to that meeting.

FINANCIAL STATEMENTS

    The Annual Report to Shareholders of the Company for the year ended December 31, 1999, which includes the Company's annual report on Form 10-KSB, is enclosed with this Proxy Statement.

OTHER MATTERS

    The Board of Directors is not aware of any matter that will be presented for action at the Annual Meeting other than the matters set forth herein. If other matters properly come before the meeting, it is intended that the holders of the proxies hereby solicited will vote thereon in accordance with their best judgment.

                      BY ORDER OF THE BOARD OF DIRECTORS

                      [SIGNATURE]

                      Tom W. Olofson

                      Chairman and Chief Executive Officer

May 5, 2000

[LOGO]

ELECTRONIC PROCESSING, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR ANNUAL MEETING
JUNE 7, 2000

This Proxy is Solicited on Behalf of the Board of Directors of Electronic Processing, Inc.

   The undersigned hereby appoints Tom W. Olofson and Christopher E. Olofson, and each of them in the order named, proxies with full power of substitution to vote all shares of Common Stock of Electronic Processing, Inc. of record in the name of the undersigned at the close of business on April 18, 2000, the Annual Meeting of Shareholders of Electronic Processing, Inc. to be held on June 7, 2000, or at any adjournment or adjournments, hereby revoking all former proxies.

1.
Election of Directors:

  Tom W. Olofson, Christopher E. Olofson, Robert C. Levy, W. Bryan Satterlee
  To withhold authority for a nominee, strike a line through such nominee's name.

2.
Approval of an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of common stock from 10,000,000 to 20,000,000.

3.
Approval of an amendment to the Company's Articles of Incorporation to change the Company's name to EPIQ Systems, Inc.

4.
Approval of Amendment to the Company's Stock Option Plan to increase the number of shares of Common Stock available for the grant of stock options from 500,000 to 800,000 shares.

(Continued, and TO BE COMPLETED AND SIGNED on the reverse side)

There are three ways to vote your Proxy
Your telephone or Internet vote authorizes the Named Proxies to vote your	COMPANY #
shares in the same manner as if you marked, signed and returned your proxy card.	CONTROL #

VOTE BY PHONE — TOLL FREE — 1-800-240-6326 — QUICK *** EASY *** IMMEDIATE

  •
  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week.

  •
  You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.

  •
  Follow the simple instructions the Voice provides you.

VOTE BY INTERNET — www.eproxy.com/epiq/ — QUICK *** EASY *** IMMEDIATE

  •
  Use the Internet to vote your proxy 24 hours a day, 7 days a week.

  •
  You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Company Name, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

1.	Election of Directors: FOR ALL NOMINEES	/ /	WITHHOLD FOR ALL NOMINEES / /
2.	Amendment of Articles of Incorporation—
	Increase Authorized Common Stock:	FOR	/ /	AGAINST / / ABSTAIN / /
3.	Amendment of Articles of Incorporation—
	Change Company Name:	FOR	/ /	AGAINST / / ABSTAIN / /
4.	Amendment of Stock Option Plan:	FOR	/ /	AGAINST / / ABSTAIN / /

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED ON PROPOSALS (1), (2), (3) AND (4) in accordance with the specifications made and "for" each proposals if no specification is made.

Dated:	, 2000

Please sign name(s) exactly as shown at left. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.